CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment # 1) of our report dated December 19, 2017 with respect to the audited balance sheet of Photozou Koukoku Co, Ltd. as of May 31, 2017 and the related statement of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the period from March 14, 2017 (Inception) through May 31, 2017. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 17, 2018